                                                                    Exhibit 20.1
                               CLARION HOUSE, INC.
                        1901 N. ROSELLE ROAD, SUITE 1030
                           SCHAUMBURG, ILLINOIS 60195

                                OCTOBER 20, 1998
                              --------------------


                     NOTICE OF ACTION BY WRITTEN CONSENT AND
                              INFORMATION STATEMENT

                              --------------------

                                  INTRODUCTION

         This Information Statement is being furnished to the holders (the "Stockholders") of the common stock, $.01 par value (the "Common Stock"), of Clarion House, Inc., a Nevada corporation, (the "Company") in connection with
(i) the approval of the Clarion House, Inc. 1998 Stock Option Plan; and (ii) the reincorporation of the Company in the State of Delaware (collectively, the "Actions").

         On June 5, 1998, of the 5,999,500 shares of Common Stock then outstanding, 4,310,195 shares (or 71.8%) delivered written consents to the Company adopting the Actions. Since the Actions were approved by the holders of the required majority of the Common Stock, no proxies were solicited.

         The Board of Directors fixed the close of business on June 5, 1998 as the record date for the determination of Stockholders entitled to receive this Notice of Action by Written Consent and Information Statement.

                -------------------------------------------------

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY
                -------------------------------------------------

           The date of this Information Statement is October 20, 1998.

                        COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of October 20, 1998, with respect to the beneficial ownership of the Company's Common Stock by: (i) each person known by the Company to own more than 5% of the Company's Common Stock; (ii) each director and nominee for director; (iii) each officer of the Company named in the Executive Compensation section below; and (iv) all officers and directors of the Company as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person.

                                                    AMOUNT AND NATURE OF BENEFICIAL       PERCENT OF
       NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNERSHIP                   CLASS (4)
     -----------------------------------------     --------------------------------    ---------------

     Troy D. Wiseman (1)                                       2,033,029                    18.9%
     Brian C. Manoogian                                          950,000                     8.8%
     R. Townley Rose, Jr.                                      1,200,000                    11.2%
     Robert C. Copple (2)                                        145,000                     1.3%
     Bryan C. Cressey                                          1,000,000                     9.3%
     Terence M. Graunke                                        1,000,000                     9.3%
     Harrington Bischof                                          200,000                     1.9%
     Frank T. Steck                                              150,000                     1.4%
     Jack D. Rutherford                                          250,000                     2.3%
     Robert J. Skandalaris (3)                                 1,524,255                    14.2%

     All Directors and Officers
     as a group (9 persons)                                    6,928,029                    64.5%
---------------

(1) Includes 974,444 shares held by Invest L'Inc. Bridge Fund, LLC, a private investment fund for which Mr. Wiseman acts as Manager and holds an equity interest; 116,000 shares held by Apportum Consulting Corp., an entity of which Mr. Wiseman is an officer, director and the sole shareholder; 874,255 held by Mr. Wiseman's family trust; 20,000 shares held as custodian for Mr. Wiseman's children and 48,330 held by Invest L'Inc., an entity of which Mr. Wiseman is an officer, director and sole shareholder.

(2) Includes 50,000 shares held in escrow pending satisfaction of certain earnings conditions pursuant to Mr. Copple's employment agreement with the Company.

(3) Includes 250,000 shares held as custodian for Mr. Skandalaris' children and 974,444 shares held by Invest L'Inc. Bridge Fund, LLC, a private investment fund in which Mr. Skandalaris holds an equity interest.

(4) Between June 5, 1998 and October 20, 1998, the Company made the following issues: (i) 803,500 shares issued in a private offering of the Company's common stock at a price of $2.00 per share; (ii) 100,000 shares for cash at a price of $1.75 per share pursuant to warrants granted in consideration for consulting services; (iii) 38,594 shares as consideration for the purchase of computer equipment; (iv) 950,000 shares issued in exchange for 100% of the outstanding shares of Rose & Associates; and (v) 2,845,563 shares for cash at a price of $1.00 per share upon the exercise of outstanding options.

                                  I. MANAGEMENT

DIRECTORS AND OFFICERS

         Effective upon the Reincorporation, the Company's Board of Directors was expanded by the addition of six (6) directors. The Bylaws of Clarion-Delaware give the Board the power to set the number of directors at no less than one (1) and not more than nine (9). The size of the Company's Board is currently set at nine (9). The directors so elected will serve one (1) year terms.

         The following table sets forth certain information regarding the director nominees.

     NAME                           AGE    POSITIONS HELD
     --------------------------  --------  -----------------------------------------------

     Troy D. Wiseman                32     Chairman, Chief Executive Officer and Director
     Brian C. Manoogian             49     Director
     R. Townley Rose, Jr.           44     Executive Vice President and Director
     Robert C. Copple               44     Vice President - Finance
     Harrington Bischof             63     Director
     Bryan C. Cressey               48     Director
     Terence M. Graunke             39     Director
     Michael J. Moore               41     Director
     Jack D. Rutherford             64     Director
     Frank T. Steck                 60     Director

BACKGROUND OF INCUMBENT OFFICERS AND DIRECTORS

TROY D. WISEMAN has been the Chairman and a Director of Clarion-Nevada since February 1998 and Chief Executive Officer since April 1998. Mr. Wiseman is the principle founder and President of Invest L'Inc. a company specializing in providing financial and consulting services and bridge financing to emerging growth companies preparing for an initial public offering. Mr. Wiseman also serves as the Manager of Invest L'Inc. Bridge Fund, LLC, a privately held investment fund which provides short term financing to both privately and publicly held companies. Mr. Wiseman is founder and President of Apportum Consulting Corp., a New York based business consulting firm currently specializing in assisting micro-cap companies in "going public" through reverse mergers. Mr. Wiseman was co-founder of CAMI'Z Inc., a publicly traded retail company where he served as a member of the Board of Directors and held various executive officer positions including Vice President, Chief Operating Officer, Chief Financial Officer and Secretary from 1987 to 1994. In 1994, CAMI'Z Inc. acquired Chauvin International, Ltd. by merger and became B.U.M. International, Inc.

BRIAN C. MANOOGIAN has been a Director of Clarion-Nevada since November 1997. From November 1997 to July 1998, Mr. Manoogian also served as President of Clarion-Nevada. Prior to joining Clarion-Nevada, Mr. Manoogian practiced corporate and business law for over 20 years in Michigan. Mr. Manoogian began his legal career as the Assistant Corporate Counsel of Masco Corporation, a position he held for three years, and has been a partner in small and medium size law firms. Mr. Manoogian received a Bachelors degree from the University of Michigan and a Juris Doctor from the Detroit College of Law.

R. TOWNLEY ROSE, JR. has been a Director of Clarion-Nevada since February 1998 and Executive Vice President since April 1998. Mr. Rose has over 26 years of experience as a sales representative in plastics and metal fabrication in numerous industries, with specialization in the heavy duty truck market.

ROBERT C. COPPLE has been the Vice President - Finance of Clarion-Nevada since December 1997. Mr. Copple has also been serving as Chief Financial Officer of Clarion Plastics Technologies, Inc., a wholly-owned subsidiary of Clarion-Nevada, since December 1997. From May 1992 to December 1997, Mr. Copple was the Division Controller for the plastics Division of Plastech (formerly Bryan Custom Plastics, a division of United Screw & Bolt Corporation). Prior to joining Plastech in 1992, Mr. Copple was the Diversified Products Controller for Aeroquip-Vickers (formerly Trinova Corporation). Mr. Copple began his career as a Certified Public Accountant with a firm located in Elkhart, Indiana. Mr. Copple has sixteen years of experience in the plastics industry.

BACKGROUND OF ADDITIONAL CLARION-DELAWARE DIRECTORS

HARRINGTON BISCHOF currently serves as President of Pandora Capital Corporation, a solely owned private investment company. Mr. Bischof has more than 30 years of investment banking experience, including 11 years with White, Weld & Co., where he became Senior Vice President and head of its investment banking activities in the Midwest. Following the merger of White, Weld & Co. with Merrill Lynch & Co., Mr. Bischof headed that firm's Investment Banking Group in the Midwest for eight years, serving on several of the firm's investment banking management committees and as a Director of Merrill Lynch International Bank in London. In 1991, Mr. Bischof became a Managing Director and Senior Advisor to Prudential Securities, Inc. Mr. Bischof currently serves as a Chairman and Director of Peerless Industrial Group, Inc., as well as Director of Utilities, Inc. and Old Republic International Corporation, a public company listed on the New York Stock Exchange. Mr. Bischof received a B.S. in Engineering from Princeton University.

BRYAN C. CRESSEY is the co-founder of Golder, Thoma, Cressey, Rauner, Inc. and its successor Thoma Cressey Equity Partners, a firm engaged in the private equity investment business since the late 1970s which manages over $1 billion of private equity funds. Utilizing an industry consolidation investment strategy they pioneered, Mr. Cressey's firm has led over 40 industry consolidation investments focusing primarily on the service sector, producing the world's largest paging company, second largest networking cable company, fourth largest funeral home company and sixth largest propane distribution company. Mr. Cressey currently serves as Chairman of Cable Design Technologies, a public company listed on the New York Stock Exchange, and as a director of several other entities. Mr. Cressey was inducted into the Chicago Entrepreneurial Hall of Fame in 1998. Mr. Cressey holds an M.B.A. from Harvard Business School, a J.D. from Harvard Law School and a B.A. from the University of Washington.

TERENCE M. GRAUNKE is the founder and Chairman of Lake Creek Research, a private investment management company specializing in the buyout and consolidation of business services companies in fragmented industries into single, integrated platforms. Prior to establishing Lake Creek Research, Mr. Graunke served as Chairman and Chief Executive Officer of Mastering, Inc., a publicly traded information technology training company which was sold to Platinum Technology in early 1998. Mr. Graunke founded Eagle River Interactive, Inc., a publicly traded interactive development company, in May 1994 where he served as Chairman, President and Chief Executive Officer until 1997 when it was sold to Omnicom Group. From December 1992 to May 1994, Mr. Graunke was President and Chief Executive Officer of Rapp Collins Communications, a direct response advertising agency, and of DDB Needham--FOCUS GTE, a full service agency dedicated to GTE. From December 1990 to December 1992, Mr. Graunke served as Chairman and Chief Executive Officer of U.S. Communications Corporation, a marketing communications agency which was sold in 1992 to Omnicom. Throughout the 1980s, Mr. Graunke managed Unispond, a direct marketing agency, where he served as Chief Executive Officer from 1986 to 1989. In 1990, he acquired Unispond, which later merged operations with U.S. Communications. The combined entity was renamed U.S. Communications. Mr. Graunke served as a Director of U.S. Robotics, a publicly traded company, prior to its sale to 3Com.

MICHAEL J. MOORE has served as Chairman of Clarion Plastics Technologies, Inc. since April 1998, as Director of Clarion Plastics since December 1997 and served as President of Clarion Plastics from December 1997 to April 1998. Prior to joining Clarion Plastics, Mr. Moore was president and sole shareholder of Triangle Plastics, Inc., the predecessor of Clarion Plastics. Mr. Moore founded Triangle Plastics in 1984. Mr. Moore began his career as a production supervisor and has over twenty years of experience in the plastics industry.

JACK D. RUTHERFORD is the co-founder, Chairman and Chief Executive Officer of ICM Industries, Inc., a private holding company of turn-around manufacturing businesses. From 1978 to 1985, Mr. Rutherford served in various executive officer positions at International Harvester (Navistar International), including Vice Chairman from 1984 to 1985 and President and Chief Operating Officer from 1983 to 1984. Prior to joining International Harvester, Mr. Rutherford was employed by Ford Motor Company for approximately 25 years. Mr. Rutherford currently serves as a Director of Code Alarm, Inc., a publicly traded manufacturer of security systems, and The Gradall Company, a privately held manufacturer of off-highway excavators and material handlers.

FRANK T. STECK has over 35 years of experience in retail, wholesale and manufacturing with strong emphasis in heavy duty industries, including agriculture, automotive, truck and construction. Mr. Steck is currently employed in the executive search industry. Prior thereto, Mr. Steck served as Senior Vice President and General Manager-North America of Fleetguard, Inc., a subsidiary of Cummins Engine Co., as Vice President-Worldwide Parts Marketing and Sales of J.I. Case, a subsidiary of Tenneco, Inc., as Vice-President and General Manager-Corporate Parts Operations of International Harvester, and as Director of Marketing-Automotive Products of Sears, Roebuck and Company.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

         None of the Company's officers received compensation in excess of $100,000 during the fiscal years ended December 31, 1997 and 1996. Prior to becoming the Company's President in November 1997, Brian C. Manoogian received a restricted stock grant as founder's shares valued at $35,000 during the fiscal year ended December 31, 1997. In addition, Mr. Manoogian received options to purchase 150,000 shares of the Company Common Stock at an exercise price of $0.25 per share. Mr. Manoogian exercised his options in January 1998.

DIRECTOR COMPENSATION

         Directors who are employees of the Company receive no compensation, as such for their service as directors. The Company has adopted a policy providing for the issuance to non-employee directors joining the Board in 1998 of 10,000 shares of Company Common Stock as compensation for their services as such. In addition, non-employee directors shall received options to purchase 5,000 shares of Common Stock at a 15% discount from market during each year of service as a director.

EMPLOYMENT AGREEMENTS

         The Company has entered into an Employment Agreement, dated December 31, 1997, with Robert C. Copple. Pursuant to the terms of this Employment Agreement, the Company has agreed to pay Mr. Copple a salary of $70,000 per year. Mr. Copple has also received options to purchase 50,000 shares of Company Common Stock at an exercise price of $1.00 per share. Mr. Copple exercised these options in 1998. Mr. Copple also received a stock grant of 20,000 shares valued at $0.25 per share as a signing bonus. Mr. Copple shall also receive, as an incentive bonus, a stock grant of 50,000 shares of Company Common Stock. These shares have been issued and are currently held in an escrow account. The shares shall be released from the escrow account upon the achievement by the Company of certain pre-established income targets.


                 II. CLARION HOUSE, INC. 1998 STOCK OPTION PLAN

         On June 5, 1998, the Board of Directors of the Company unanimously approved for submission to the Stockholders a proposal to approve the Clarion House, Inc. 1998 Stock Option Plan (the "Stock Option Plan"). This discussion is qualified in its entirety by reference to the Stock Option Plan, a copy of which is available upon request to the Company. On June 5, 1998, of the 5,999,500 shares of Common Stock outstanding, 4,310,195 shares (or 71.8%) delivered written consents to the Company adopting this Action. The Stock Option Plan provides for the grant to employees, officers, directors, consultants and independent contractors of non-qualified stock options as well as for the grant of stock options to employees that qualify as incentive stock options under
Section 422 of the Internal Revenue Code of 1986 (the "Code"). Although all employees of the Company and its subsidiaries are technically eligible to participate in the Stock Option Plan, it is anticipated the stock options will be granted only to a limited number of management level personnel. The Stock Option Plan terminates on June 5, 2008. The purpose of the Stock Option Plan is to enable the Company to attract and retain qualified persons as employees, officers and directors and others whose services are required by the Company, and to motivate such persons by providing them with an equity participation in the Company. The Stock Option Plan reserved 750,000 shares of the Company's Common Stock for issuance, subject to adjustment upon occurrence of certain events affecting the capitalization of the Company.

         The Stock Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which has, subject to specified limitations, the full authority to grant options and establish the terms and conditions for vesting and exercise thereof. The exercise price of incentive stock options granted under the Stock Option Plan is required to be no less than the fair market value of the Company Common Stock on the date of grant (110% in the case of a greater than 10% stockholder). The exercise price of non-qualified stock options is required to be no less than 85% of the fair market value of the Company Common Stock on the date of grant. Options may be granted for terms of up to 10 years (5 years in the case of incentive stock options granted to greater than 10% stockholders). No optionee may be granted incentive stock options such that the fair market value of the options which first become exercisable in any one calendar year exceeds $100,000. If an optionee ceases to be employed by, or ceases to have a relationship with the Company, such optionee's options expire six (6) months after termination of the employment or consulting relationship by reason of death, one (1) year after termination by reason of permanent disability, immediately upon termination for cause and three
(3) months after termination for any other reason.

         In order to exercise an option granted under the Stock Option Plan, the optionee must pay the full exercise price of the shares being purchased. Payment may be made either: (i) in cash; (ii) at the discretion of the Committee, by delivering shares of Company Common Stock already owned by the optionee that have a fair market value equal to the applicable exercise price; or (iii) in the form of such other consideration as may be determined by the Committee and permitted by applicable law.

         Subject to the foregoing, the Committee has broad discretion to describe the terms and conditions applicable to options granted under the Stock Option Plan. The Committee may at any time discontinue granting options under the Stock Option Plan or otherwise suspend, amend or terminate the Stock Option Plan and may, with the consent of an optionee, make such modification of the terms and conditions of such optionee's option as the Committee shall deem advisable. However, the Committee has no authority to make any amendment or modifications to the Stock Option Plan or any outstanding option which would:
(i) increase the maximum number of shares which may be purchased pursuant to options granted under the Stock Option Plan, either in the aggregate or by an optionee, except in connection with certain antidilution adjustments; (ii) change the designation of the class of employees eligible to receive qualified options; (iii) extend the term of the Stock Option Plan or the maximum option period thereunder; (iv) decrease the minimum qualified option price or permit reductions of the price at which shares may be purchased for qualified options granted under the Stock Option Plan, except in connection with certain antidilution adjustments; or (v) cause qualified stock options issued under the Stock Option Plan to fail to meet the requirements of incentive stock options under Section 422 of the Code. Any such amendment or modification shall be effective immediately, subject to shareholder approval thereof within twelve
(12) months before or after the effective date. No option may be granted during any suspension or after termination of the Stock Option Plan.

         The Stock Option Plan is designed to meet the requirements of an incentive stock option plan as defined in Code Section 422. As a result, an optionee will realize no taxable income, for federal income tax purposes, upon either the grant of an incentive stock option under the Stock Option Plan or its exercise, except that the difference between the fair market value of the stock on the date of exercise and the exercise price is included as income for purposes of calculating Alternative Minimum Tax. If no disposition of the shares acquired upon exercise is made by the optionee within two (2) years from the date of grant or within one (1) year from the date the shares are transferred to the optionee, any gain realized upon the subsequent sale of the shares will be taxable as a capital gain. In such case, the Company will be entitled to no deduction for federal income tax purposes in connection with either the grant or the exercise of the option. If, however, the optionee disposes of the shares within either of the periods mentioned above, the optionee will realize earned income in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the amount realized on disposition if less) over the exercise price, and the Company will be allowed a deduction for a corresponding amount.

         As of the date of this Information Statement, the Company has not granted any stock options to purchase shares of Company Common Stock.


                              III. REINCORPORATION

         On June 5, 1998, the Board of Directors declared it advisable and in the best interests of the Company and directed that there be submitted to the Stockholders a proposal to reincorporate the Company in the State of Delaware. On June 5, 1998, of the 5,999,500 shares of Common Stock outstanding, 4,310,195 (or 71.8%) delivered written consents to the Company adopting this Action. The following discussion summarizes certain aspects of the reincorporation of the Company in Delaware (the "Reincorporation"). This summary is not intended to be complete and is subject to, and qualified in its entirety by, reference to the Agreement of Merger (the "Merger Agreement"), between the Company and Clarion Technologies, Inc., a Delaware corporation ("Clarion-Delaware"); and the Certificate of Incorporation of Clarion-Delaware (the "Delaware Certificate"). Copies of the Articles of Incorporation and the Bylaws of the Company (the "Nevada Articles" and the "Nevada Bylaws", respectively) and the Bylaws of Clarion-Delaware (the "Delaware Bylaws") are available for inspection at the principal office of the Company and copies will be sent to Stockholders on request.

PRINCIPAL FEATURES OF THE REINCORPORATION

         The Reincorporation was effected by the merger (the "Merger") of the Company, a Nevada corporation, with and into Clarion-Delaware, a wholly-owned subsidiary of the Company which was incorporated under the General Corporation Law of the State of Delaware (the "Delaware GCL") for the sole purpose of effecting the Reincorporation. The Reincorporation became effective upon the filing of the requisite merger documents in Delaware and Nevada. Following the Reincorporation, Clarion-Delaware was the surviving corporation in the Merger and now operates under the name of Clarion Technologies, Inc.

         The Company will now be governed by the Delaware Certificate, the Delaware Bylaws and the Delaware GCL which include a number of provisions which do not exist in the former Nevada Articles, Nevada Bylaws or the Nevada General Corporation Law (the "Nevada GCL"). Accordingly, the Reincorporation effected a number of important changes in the structure of corporate governance under which the Company has previously operated including: (1) providing that stockholders may remove directors with or without cause by the affirmative vote of a majority of the outstanding shares; (2) providing that stockholders holding 10% of the voting shares may call special meetings of stockholders; and (3) creating certain requirements concerning advance notice of (i) nominations by stockholders of persons for election to the Board of Directors and (ii) business matters proposed to be introduced by stockholders at annual meetings. See "Certain Significant Differences Between the Charter Documents of the Company and Clarion-Delaware" and "Certain Significant Differences Between the Corporation Laws of Nevada and Delaware."

         In addition, the Delaware Certificate also provides for the elimination of directors' liability for monetary damages for a breach of certain fiduciary duties as permitted by the Delaware GCL. See "Certain Significant Differences Between the Charter Documents of the Company and Clarion-Delaware -Personal Liability of Directors."

         As a result of the Merger, each outstanding share of Company common stock, $.01 par value ("Company Common Stock") was automatically converted into one share of Clarion-Delaware common stock, $.001 par value (the "Clarion-Delaware Common Stock"). Each outstanding certificate representing shares of Company Common Stock will continue to represent the same number of shares of Clarion-Delaware Common Stock until submitted for transfer to Clarion-Delaware. THUS, IT WILL NOT BE NECESSARY FOR STOCKHOLDERS OF THE COMPANY TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF CLARION-DELAWARE. Clarion-Delaware Common Stock continues to be traded in the over-the-counter market and brokers will consider the delivery of existing stock certificates of the Company as constituting "good delivery" of shares of Clarion-Delaware.

         The daily business operations of the Company have continued as it had before the Merger, with its principal executive offices at the same location in Schaumburg, Illinois. The consolidated financial condition and results of operations of Clarion-Delaware immediately after consummation of the Reincorporation will be substantially identical to those of the Company immediately prior to the consummation of the Reincorporation.

         Pursuant to the Merger Agreement, each right to purchase a share of Company Common Stock outstanding immediately prior to the effective time of the Merger under the Company's stock option and other employee benefit plans became a right to purchase a share of Clarion-Delaware Common Stock upon the same terms and conditions as existed immediately prior to the effective time of the Merger. Future options and rights granted under such plans will be for shares of Clarion-Delaware Common Stock.

DISSENTERS' RIGHTS ARE AVAILABLE TO STOCKHOLDERS OF THE COMPANY WITH RESPECT TO THE REINCORPORATION. See "Description of Dissenters' Rights".

         The Reincorporation became effective on October 2, 1998.

PRINCIPAL REASONS FOR THE REINCORPORATION

         The Board of Directors believes the change in domicile to be in the best interests of the Company and the Stockholders for several reasons. Principally, the Board of Directors believes that Reincorporation will enhance the Company's ability to attract and retain qualified members of the Company's Board of Directors as well as encourage directors to continue to make independent decisions in good faith on behalf of the Company. The Company believes that the more favorable corporate environment afforded by Delaware will enable it to compete more effectively with other public companies, most of which are incorporated in Delaware, to attract new directors and to retain its current directors. Reincorporation in Delaware will allow the Company the increased flexibility and predictability afforded by Delaware law.

         In recent years, a number of major public companies have obtained the approval of their stockholders to reincorporate in Delaware. For the reasons explained below, the Company believes it is beneficial and important that the Company likewise avail itself of Delaware law.

         For many years Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. The Delaware legislature is particularly sensitive to issues regarding corporate law and is especially responsive to developments in modern corporate law. As a result of these factors, it is anticipated that Delaware law will provide greater predictability in the Company's legal affairs than is presently available under Nevada law. As a result, many major corporations have initially chosen Delaware for their domicile or have subsequently reincorporated in Delaware in a manner similar to that of the Company.

         Because of Delaware's long standing policy of encouraging incorporation in that state, and consequently, its preeminence as the state of incorporation for many major corporations, the Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations. This is especially true in the area of contests for corporate control and related issues of the scope of a board of directors' fiduciary duties in the context of responding to unsolicited tender offers, aggressive market buying programs, proxy contests and other types of efforts to precipitate a rapid change in corporate control.

         Another example of the responsiveness of Delaware law is represented by recently enacted legislation authorizing a Delaware corporation to eliminate or limit the personal liability of a director to the corporation and its stockholders for monetary damages for breach of certain other duties discussed below. The Board of Directors of the Company believes that such a provision is beneficial in attracting and retaining qualified directors, and accordingly the Delaware Certificate includes a provision eliminating such personal liability. See "Certain Significant Differences Between the Charter Documents of the Company and Clarion-Delaware - Personal Liability of Directors" below.

         The Company believes that the Reincorporation will also allow the Company to make use of the increased flexibility and certain other features afforded by Delaware law which the Board of Directors believes will encourage potential acquirors in any takeover attempts to negotiate directly with the Board of Directors. Takeover attempts have become increasingly common in recent years. Takeover attempts which have not been negotiated with and approved by the board of directors can seriously disrupt the business and management of a company and cause such company to suffer great expense. Such attempts may also take place at inopportune times and may involve terms which may be less favorable to all of the stockholders than would be available in a transaction negotiated and approved by the board of directors. On the other hand, transactions approved by the board of directors can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the company and all of its stockholders. In addition, in the case of a proposal which is presented to the board of directors, there is greater opportunity for the board of directors to analyze the proposal thoroughly and to present that analysis to the stockholders in the most effective manner.

         Unsolicited or hostile takeover attempts are frequently structured in ways which the Board of Directors believes may not be in the best interests of all of the stockholders. Although a takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternatives of either partially liquidating their investment at a time which may be disadvantageous or retaining their investment as minority stockholders in an enterprise which is controlled by persons whose objectives may be different from those of the remaining minority stockholders. A takeover attempt may take the form of a two-tier offer in which cash is offered for a portion of the target company's outstanding shares and thereafter securities that are or may be worth less than the cash portion are offered for the remaining shares. Furthermore, hostile takeover attempts are sometimes timed and designed to foreclose or minimize the possibility of more favorable competing bids, which frequently may result in stockholders losing the opportunity to receive and consider alternative and possibly more attractive proposals.

         The Board of Directors recognizes that takeover attempts which have not been negotiated with and approved by a target company's board of directors do not always have the unfavorable consequences or effects described above. See "Possible Negative Considerations" below. However, the Board of Directors believes that the potential disadvantages of unapproved takeover attempts are sufficiently great that prudent steps to reduce the likelihood of such takeover attempts are in the best interests of the Company and all of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that certain of the changes resulting from the Reincorporation will encourage such negotiations and may discourage hostile takeover attempts. It is also the Board of Directors' view that the existence of these provisions should not discourage anyone from proposing a merger or other transaction at a price reflective of the true value of Clarion-Delaware and which is in the best interests of all of its stockholders. No aspect of the Reincorporation would prevent any person from making a tender offer to Clarion-Delaware stockholders or prevent any stockholder from accepting such an offer.

         The Reincorporation does not reflect knowledge on the part of the Board of Directors or management of any proposed or threatened takeover or other attempt to acquire control of the Company. The Board of Directors is not aware of any tender offer, leveraged buyout, proxy contest or other similar transaction involving a change in control of the Company that is now pending or under consideration. Management does not currently have under consideration, and does not have any current intention to propose or adopt, any other measures which might discourage takeovers apart from those proposed in this information statement. However, the Board of Directors may adopt such measures at some time in the future, which may or may not require stockholder approval.

POSSIBLE NEGATIVE CONSIDERATIONS

         Notwithstanding the belief of the Board of Directors as to the benefits to the Stockholders of the Reincorporation, the Stockholders should recognize that one of the effects of the Reincorporation may be to discourage a future attempt to acquire control of Clarion-Delaware which is not presented to and approved by the Board of Directors, but which a substantial number and perhaps even a majority of the Clarion-Delaware stockholders might believe to be in their best interests or in which the Stockholders might receive a substantial premium for their shares over then current market prices. As a result, the Stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, unapproved tender offers and takeover attempts may be made at times and in circumstances which are beneficial to and in the interest of the Stockholders. Tender offers or takeover attempts do not all have features of the type described above which may be to the disadvantage of the Stockholders. Furthermore, it is not always the case that an unsolicited offer will be less advantageous than a company-negotiated transaction. Such transactions can provide the Stockholders with considerable value for their shares and can be in the interests of all the Stockholders.

         The Board of Directors has considered these potential disadvantages and has unanimously concluded that the potential benefits of the Reincorporation significantly outweigh its possible disadvantages.

CERTAIN SIGNIFICANT DIFFERENCES BETWEEN THE CHARTER DOCUMENTS OF THE COMPANY AND CLARION-DELAWARE

         The most significant differences between the provisions of the Nevada Articles and the Nevada Bylaws and the provisions of the Delaware Certificate and the Delaware Bylaws, and the reasons for, and certain possible effects of, the implementation of certain of these provisions, are summarized below.

         AUTHORIZED CAPITAL STOCK. Clarion-Delaware is authorized to issue 20,000,000 shares of common stock, $.001 par value per share. The Company is currently authorized to issue 10,000,000 shares of common stock, $.01 par value per share.

         LIMITATIONS ON CALL OF MEETINGS AND ACTION BY WRITTEN CONSENT OF STOCKHOLDERS. The Nevada Bylaws provided, in accordance with the Nevada GCL, that a special meeting of stockholders may be called by the board of directors or the holders of shares entitled to cast not less than 20% of the votes at such meeting. The Delaware Bylaws provide that a special meeting of stockholders may be called by the board of directors, the Chairman of the Board, the Chief Executive Officer, the President or one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. Decreasing the percentage of shares required to call a special meeting of stockholders from 20% to 10% may make it easier for the stockholders of Clarion-Delaware to take action opposed by the Clarion-Delaware Board of Directors other than at the annual meeting of stockholders. However, the advance notice provisions described below make it more difficult for stockholders to bring any business before an annual meeting or to nominate persons for election to the Board of Directors of Clarion-Delaware.

         Both the Delaware GCL and the Nevada GCL permit stockholders, unless specifically prohibited by the certificate or articles of incorporation, to take action without a meeting by the written consent of the holders of at least the number of shares necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Action by written consent may, in some circumstances, permit the taking of stockholder action opposed by the board of directors more rapidly than would be possible if a meeting of stockholders were required. The Nevada Bylaws provided and the Delaware Bylaws currently provide for such stockholder action by written consent. However, the Delaware Bylaws provide that in the case of election of directors, such a consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors unless filling a vacancy on the Board, in which case the consent may be signed by the holders of a majority of the outstanding shares entitled to vote. The Nevada Bylaws required action by written consent to be taken by the unanimous consent of all stockholders entitled to vote.

         NUMBER OF DIRECTORS. The Nevada Bylaws provided that the number of directors of the Company should not be less than three (3) or such other number as may be determined by the Board of Directors. The exact number of directors could be changed by an amendment of the Nevada Bylaws adopted by the Board of Directors. See "Amendment of Bylaws" below.

         The Delaware Bylaws provide that the number of directors of Clarion-Delaware shall not be less than one (1) and not more than nine (9). The Delaware Bylaws also provide that the number of directors will be fixed within the foregoing limits from time to time by resolution duly adopted by the Board of Directors or stockholders. The number of directors may be changed outside of the foregoing limits only by an amendment to the Delaware Bylaws. See "Amendment of Bylaws" below.

          REMOVAL OF DIRECTORS. The Nevada Bylaws provided that a director may be removed with or without cause by the vote of the holders representing not less than two-thirds of the securities entitled to vote. The Nevada Bylaws further provided, as permitted by the Nevada GCL, that a vacancy created by the removal of a director may be filled by the vote of a majority of the stockholders entitled to vote or by the remaining members on the board of directors.

         The Delaware Bylaws provide, as permitted by the Delaware GCL, that directors may be removed with or without cause only by the affirmative vote of the holders of a majority of the outstanding securities of Clarion-Delaware then entitled to vote. Any vacancy created by the removal of a director for cause could be filled either by the vote of a majority of the stockholders or by the Board of Directors.

         NOMINATION OF DIRECTORS. The Delaware Bylaws provide that nominations of persons for election to the Board of Directors of Clarion-Delaware shall be made only at a meeting of stockholders and only (i) by or at the direction of the Board of Directors, or (ii) by any stockholder of Clarion-Delaware entitled to vote for the election of directors at the meeting who timely complies with the notice procedures therein set forth. To be timely, a stockholder's notice must be delivered to or mailed to and received at the principal executive offices of Clarion-Delaware not less than thirty (30) days nor more than sixty
(60) days prior to the meeting; provided, however, that in the event that less than forty (40) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

         The Board of Directors believes that advance notice of nominations by stockholders will afford a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, will provide an opportunity to inform stockholders about such qualifications. Although this nomination procedure does not give the Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors, this nomination procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed and may discourage or deter a stockholder from conducting a solicitation of proxies to elect its own directors or otherwise attempting to obtain control of Clarion-Delaware.

         There are no comparable notice requirements in the Nevada Articles or Nevada Bylaws.

         VOTING BY BALLOT. The Delaware Bylaws grant to each stockholder the right to demand a vote by written ballot for the election of directors at a stockholder meeting. It may be easier for a stockholder to contest the outcome of a vote which has been conducted by written ballot.

         There are no comparable provisions in the Nevada Articles or Nevada Bylaws.

         BUSINESS INTRODUCED BY STOCKHOLDERS AT ANNUAL MEETINGS. The Delaware Bylaws provide that, where business introduced by a stockholder is not specified in the notice of annual meeting, then in addition to any other applicable requirements, for business to be properly introduced by a stockholder at an annual meeting of the stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of Clarion-Delaware. To be timely, a stockholder's notice must be delivered to or mailed and received by the Secretary of Clarion-Delaware in the same manner and subject to the same time requirements provided for stockholder notice of nominations to the Board of Directors. See "Certain Significant Differences Between the Charter Documents of the Company and Clarion-Delaware - Nominations of Directors" above. A stockholder's notice must set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and record address of the stockholder proposing such business; (iii) the class and number of shares of Clarion-Delaware Common Stock which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

         The purpose of requiring advance notice of business to be brought by a stockholder before an annual meeting is to enable the Board of Directors to give advance notice of such business to the stockholders generally, and to afford the Board of Directors a meaningful opportunity to consider the merits of the matter to be raised by stockholders. Although this procedure does not give the Board of Directors any power to approve or disapprove such matters, this procedure may have the effect of precluding the consideration of matters at a particular annual meeting if the proper procedures are not followed, even if approval of such matters may be deemed by some stockholders to be beneficial to Clarion-Delaware and its stockholders.

         There are no comparable requirements in the Nevada Articles or Nevada Bylaws.

         ELECTION OF OFFICERS. The Nevada Bylaws provided that officers may be elected or appointed by the Board of Directors, served at the pleasure of the Board of Directors and held office until their resignation, removal or other disqualification from service or until their respective successors were elected. The Delaware Bylaws provide that the officers shall be appointed annually by the Board of Directors at the first meeting held after the election of the Board of Directors, and each officer shall hold office until such officer shall resign or shall be removed by the Board of Directors (either with or without cause) or otherwise disqualified to serve, or the officer's successor shall be appointed and qualified. Any limitation on the foregoing powers of the Board of Directors of Clarion-Delaware with regard to the election and removal of officers may therefore only be effected by an amendment to the Delaware Bylaws. See "Amendment of Bylaws".

         AMENDMENT OF CHARTER. Pursuant to Delaware and Nevada law, the Delaware Certificate and the Nevada Articles may be amended if the Board of Directors adopts a resolution setting forth the proposed amendment, declares its advisability and calls a special meeting of stockholders for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the stockholders. At the meeting, the amendment must be approved by a majority of the outstanding shares entitled to vote thereon.

         AMENDMENTS OF BYLAWS. The Nevada Articles provided that the Nevada Bylaws could be amended, altered or repealed by the Board of Directors, subject to the power of the stockholders to amend, alter or repeal the Nevada Bylaws.

         Pursuant to the Delaware Certificate, the Delaware Bylaws may be altered, amended or repealed by the Board of Directors. Accordingly, the Delaware Bylaws currently in effect may be altered, amended or repealed in the future by the Board of Directors without the requirement of stockholder approval. However, the Delaware Bylaws do provide that a majority of stockholders may alter, amend or repeal the Delaware Bylaws. The power of the Board of Directors to alter, amend or repeal a bylaw which may be expressly adopted or amended by the stockholders is unclear under the Delaware GCL.

         INDEMNIFICATION. The Nevada GCL and the Delaware GCL have similar provisions and limitations regarding indemnification by a corporation of its officers, directors, employees and other agents. Each provides that indemnification is mandatory under certain circumstances (generally in respect of expenses incurred by an indemnified party who is successful on the merits in the proceeding giving rise to the claim for indemnification) and permissive in others, subject to authorization. The standard of conduct required of a person seeking indemnification from a corporation is generally the same under Nevada and Delaware law and requires that a person seeking indemnification shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, have no reasonable cause to believe his conduct was illegal.

         The Nevada GCL and the Delaware GCL state expressly that the indemnification provided for therein shall not be deemed exclusive of any other rights under any other bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.
See "Approval of Indemnification Agreements for Officers and Directors" below.

         The Nevada GCL and the Delaware GCL provide that expenses may be advanced to officers and directors in a specific case upon receipt of an undertaking to repay such amount if it is ultimately determined that such indemnified party is not entitled to be indemnified. In addition, both Delaware and Nevada law permit the determination as to whether an officer or director has met the applicable standard of conduct to be made in certain circumstances by independent legal counsel.

         The Nevada Articles and Nevada Bylaws imposed and the Delaware Certificate and Delaware Bylaws currently impose mandatory obligations upon the Company and Clarion-Delaware to indemnify any director or officer to the fullest extent authorized or permitted by law (as now or hereafter in effect).

         The Delaware Bylaws also provide that Clarion-Delaware shall purchase and maintain directors' and officers' liability insurance.

         PERSONAL LIABILITY OF DIRECTORS. Directors of public companies may be subject to substantial personal liability for actions taken or omitted to be taken by them as directors, as well as to significant expense in defending their conduct. For some time, Delaware has recognized the need to provide meaningful protection against the risk to directors of having to pay potentially very large amounts of their personal resources with respect to such liability. Accordingly, the Delaware GCL has provided for indemnification of directors (and officers) in certain situations. Moreover, under the Delaware GCL a corporation may obtain insurance to protect directors and officers from certain liabilities from which the corporation could not indemnify its directors and officers. Recently, however, the market for directors' and officers' liability insurance has changed significantly. Many companies are experiencing difficulty in obtaining liability insurance for their directors providing adequate coverage (both in the scope of coverage and the dollar amount of insurance) and in many cases the cost of such insurance, even if available, has become prohibitive.

         In response to these circumstances, the Delaware legislature recently enacted amendments to the Delaware GCL to permit Delaware corporations to provide directors additional protection from personal liability. To implement such added protection, stockholders must approve the Reincorporation, which will also constitute approval of the Delaware Certificate.

         Article VI of the Delaware Certificate gives effect to the recently enacted amendment to the Delaware GCL and is intended to give Clarion-Delaware's directors the full protection against personal liability that is permitted under the new law. It provides that Clarion-Delaware directors would not have personal liability to Clarion-Delaware or its stockholders for monetary damages for any breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware GCL. The new law does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.
Article VI of the Delaware Certificate would not eliminate the personal liability of directors in connection with any actions taken prior to its adoption.

         Delaware law provides that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, the law holds directors to fiduciary duties of care and loyalty to the corporation and its stockholders.

         The Delaware Supreme Court has held that the duty of care requires the exercise of an informed business judgment. An informed business judgment means that directors have informed themselves of all material information reasonably available to them. Having become so informed, they then must act with requisite care in the discharge of their duties. Liability of directors of a Delaware corporation to the corporation or its stockholders for breach of the duty of care in some circumstances requires a finding by a court that the directors were grossly negligent. Adoption of Article VI of the Delaware Certificate would not change the standard of care required of directors. However, as authorized by statute, Article VI of the Delaware Certificate would eliminate the liability of each director of Clarion-Delaware for breach of his or her fiduciary duties, subject to the exceptions set forth in the Delaware GCL. Thus, it would eliminate liability arising out of actions involving negligence or gross negligence, including actions in response to acquisition proposals.

         Directors also have a duty of loyalty to the corporation and its stockholders. The duty of loyalty requires that, in making a business decision, directors act in good faith and in the honest belief that the action taken was in the best interests of the corporation. Article VI of the Delaware Certificate would not insulate directors of Clarion-Delaware from liability for breach of their duty of loyalty, nor would it limit the liability of directors for claims arising under the Federal securities laws. Furthermore, Article VI of the Delaware Certificate would have no effect on currently pending or prior litigation involving the Company and its directors or on any liability by virtue of any act or omission by a director which occurred prior to the effective date of the Reincorporation.

         The Nevada Bylaws permitted indemnification of directors and officers and any person who may have served at the request of the Company as a director or officer of another corporation in which the Company owned shares of capital stock or of which the Company was a creditor, to the fullest extent permitted by Nevada law. Following the Reincorporation, directors are in effect relieved of liability with respect to the foregoing actions to the extent such actions were based on breach of their fiduciary duty of care. Consequently, adoption of the Delaware Certificate may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Clarion-Delaware and its stockholders.

         The Company's primary purpose for eliminating liability of directors for certain breaches of fiduciary duty is to provide directors with the greatest protection possible from personal liability while still insuring that directors' actions shall be taken in the best interests of Clarion-Delaware and its stockholders. The Board of Directors agrees with the Delaware legislature that a proper balance is achieved by preserving only the bases for directors' liability discussed above, including the directors' fiduciary duty of loyalty to Clarion-Delaware. This allows directors to act in the best interests of Clarion-Delaware without undue fear of financial penalties wholly disproportionate to their remuneration for services as directors while still preserving proper disincentives for actions not taken in the best interests of Clarion-Delaware and its stockholders. It should be noted that the directors of the Company might personally benefit from Article VI at the potential expense of stockholders.

CERTAIN SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF NEVADA AND DELAWARE

         The Nevada GCL and the Delaware GCL differ in many respects, and consequently it is not practical to summarize all of such differences. The following is a summary of certain significant differences which may affect the rights and interests of stockholders.

         CHANGE IN NUMBER OF DIRECTORS. The Nevada GCL provides that the number of directors of a corporation may be increased or decreased in such manner as provided in the articles of incorporation, or by an amendment thereto, or by the bylaws of the corporation.

         The Delaware GCL permits the board of directors of a corporation to change the authorized number of directors by amendment to the bylaws or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by an amendment of such certificate.

         REMOVAL OF DIRECTORS. Under the Nevada GCL, a director or the entire board of directors may be removed with or without cause, by the affirmative vote of the holders of at least two-thirds of the shares then entitled to vote.

         Under the Delaware GCL, a director or the entire board of directors of a corporation can be removed with or without cause by the holders of a majority of shares then entitled to vote in an election of directors. The term "cause" is not defined in the Delaware GCL. Consequently, questions concerning the legal standard for "cause" may have to be judicially determined, which determination could be difficult, expensive and time-consuming.

         CALL OF SPECIAL MEETINGS OF STOCKHOLDERS. Under the Nevada GCL, a special meeting of stockholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at the special meeting, or such additional persons as may be provided in the articles of incorporation or bylaws.

         Under the Delaware GCL, special meetings of stockholders may be called by the board of directors or by such other person or persons as may be authorized by the certificate of incorporation or by the bylaws. The Delaware Bylaws currently provide that such meetings may be called by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. See "Certain Significant Differences Between the Charter Documents of the Company and Clarion-Delaware - Limitations on Call of Meetings and Action by Written Consent of Stockholders."

         INDEMNIFICATION OF OFFICERS AND DIRECTORS. Nevada and Delaware law have similar provisions and limitations regarding indemnification by a corporation of its officers, directors, employees, and agents. The Nevada and Delaware laws state expressly that the indemnification provided for therein shall not be deemed exclusive of any other rights under any other bylaws, agreement, vote of stockholders or disinterested directors or otherwise. In addition, Delaware and Nevada law permit court approval of such indemnification under certain conditions and permit determination regarding indemnification to be made by independent legal counsel, among others. See "Certain Significant Differences Between the Charter Documents of the Company and Clarion-Delaware - Indemnification."

         PERSONAL LIABILITY OF DIRECTORS. A discussion of the Delaware law provision with respect to the personal liability of directors is included above under "Certain Significant Differences Between the Charter Documents of the Company and Clarion-Delaware - Personal Liability of Directors." No comparable provision exists under Nevada law.

         VOTE REQUIRED FOR CERTAIN MERGERS AND CONSOLIDATIONS. Delaware law relating to mergers and other corporate reorganizations is substantially the same as Nevada law in a number of respects. Both Nevada and Delaware law provide for stockholder votes (except as indicated below and for certain mergers between a parent company and its 90% owned subsidiary) of both the acquiring and acquired corporation to approve mergers and of the selling corporation for the sale by a corporation of substantially all of its assets. Both Nevada and Delaware law provide for a stockholder vote to approve the dissolution of a corporation.

         Both Delaware and Nevada law do not require a stockholder vote of the surviving corporation in a merger if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each outstanding or treasury share of the surviving corporation before the merger is unchanged after the merger, and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

         INSPECTION OF STOCKHOLDER LISTS. The Nevada GCL provides for an absolute right of inspection of the stockholder list upon five (5) days written demand for any stockholder holding 5% or more of a corporation's outstanding shares or any stockholder who has been a stockholder of record for at least six
(6) months immediately preceding his demand.

         The Delaware GCL does not provide for any similar absolute right of inspection, but does permit any stockholder of record to inspect the stockholder list for any purpose reasonably related to such person's interest as a stockholder and, for a ten (10) day period preceding a stockholder meeting for any purpose germane to the meeting.

         APPRAISAL RIGHTS IN MERGERS. Under both Nevada and Delaware law, a dissenting stockholder of a corporation participating in certain transactions may, under varying circumstances, receive cash in the amount of the fair market value of his shares (as determined by a court), in lieu of the consideration he would otherwise receive in any such transaction. Unless a corporation's certificate or articles of incorporation provide otherwise, Delaware and Nevada law do not provide for dissenters' rights of appraisal with respect to (i) a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or widely held (by more than 2,000 stockholders), if such stockholders receive shares of the surviving corporation or of such a listed or widely-held corporation; or (ii) stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required if the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and certain other conditions are met.

         VOTING BY BALLOT. Delaware law grants to each stockholder the right to require a vote by written ballot for the election of directors at a stockholder meeting. It may be easier for a stockholder to contest the outcome of a vote which has been conducted by written ballot.

         Nevada law has no comparable provision.

         TENDER OFFER STATUTE. Nevada's "Acquisition of Controlling Interest Statute" applies to Nevada corporations that have at least 200 stockholders, with at least 100 stockholders of record being Nevada residents, and that do business directly or indirectly in Nevada. As of October 2, 1998, the Company had less than 100 stockholders of record who were Nevada residents. The Company also believes that it was not "doing business" in Nevada (a term that is not defined in the statute). Accordingly, the statute was not applicable to the Company at the effective date of the Reincorporation. Where applicable, the statute prohibits an acquiror from voting shares of a target company's stock after exceeding certain threshold ownership percentages, until the acquiror provides certain information to the company and a majority of the disinterested stockholders vote to restore the voting rights of the acquiror's shares at a meeting called at the request and expense of the acquiror. If the voting rights of such shares are restored, stockholders voting against such restoration may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute).

         Delaware law has been widely viewed to permit a corporation greater flexibility in governing its internal affairs and its relationships with stockholders and other parties than do the laws of many other states, including Nevada. In particular, Delaware law permits a corporation to adopt a number of measures designed to reduce a corporation's vulnerability to hostile takeover attempts. Such measures are either not currently permitted or are more narrowly drawn under Nevada law. In addition, certain types of "poison pill" defenses (such as stockholder rights plans) have been upheld by Delaware courts, while Nevada courts have yet to decide on the validity of such defenses, thus rendering their effectiveness in Nevada less certain.

         As discussed above, numerous differences between Nevada and Delaware law, effective without additional action by Clarion-Delaware, could have a bearing on unapproved takeover attempts. One such difference is the existence of a Delaware statute regulating tender offers, which statute is intended to limit coercive takeovers of companies incorporated in that state. Delaware law provides that a corporation may not engage in any business combination with any interested stockholder for a period of three (3) years following the date that such stockholder became an interested stockholder, unless (i) prior to the date the stockholder became an interested stockholder the Board of Directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock, or (iii) the business combination is approved by the Board of Directors and authorized by two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An interested stockholder means any person that is the owner of 15% or more of the outstanding voting stock, however, the statute provides for certain exceptions to parties who otherwise would be designated interested stockholders, including an exception for parties that held 15% or more of the outstanding voting stock as of December 23, 1987. Any corporation may decide to opt out of the statute in its original certificate of incorporation or, at any time, by action of its stockholders. Clarion-Delaware has no present intention of opting out of the statute.

         There can be no assurance that the Board of Directors would not adopt any further anti-takeover measures available under Delaware law (some of which may not require stockholder approval). Moreover, the availability of such measures under Delaware law, whether or not implemented, may have the effect of discouraging a future takeover attempt which a majority of Clarion-Delaware's stockholders may deem to be in their best interests or in which stockholders may receive a premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such transactions may not have the opportunity to do so. Stockholders should recognize that, if adopted, the effect of such measures, along with the possibility of discouraging takeover attempts, may be to limit in certain respects the rights of stockholders of Clarion-Delaware compared with the rights of stockholders of the Company.

         The Board of Directors recognizes that hostile takeover attempts do not always have the unfavorable consequences or effects described above and may frequently be beneficial to the stockholders, providing all of the stockholders with considerable value for their shares. However, the Board of Directors believes that the potential disadvantages of unapproved takeover attempts (such as disruption of the Company's business and the possibility of terms which may be less than favorable to all of the stockholders than would be available in a Board-approved transaction) are sufficiently great such that prudent steps to reduce the likelihood of such takeover attempts and to enable the Board of Directors to fully consider the proposed takeover attempt and actively negotiate its terms in the best interests of the Company and its stockholders.

         In addition to the various anti-takeover measures that are now available to Clarion-Delaware following the Reincorporation due to the application of Delaware law, Clarion-Delaware also retains the rights currently available to the Company under Nevada law to issue shares of its authorized but unissued capital stock. Following the Reincorporation, shares of authorized and unissued Common Stock of Clarion-Delaware could (within the limits imposed by applicable law), be issued in one or more transactions. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of existing shares of Common Stock, and such additional shares could be used to dilute the stock ownership of persons seeking to obtain control of Clarion-Delaware.

         It is not the present intention of the Board of Directors to seek stockholder approval prior to any issuance of the Common Stock of Clarion-Delaware, except as required by law or regulation. Frequently, opportunities arise that require prompt action, and it is the belief of the Board of Directors that the delay necessary for stockholder approval of a specific issuance would be a detriment to Clarion-Delaware and its stockholders.

FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION

         The Company believes that, for Federal income tax purposes, the Merger constituted a reorganization under the Internal Revenue Code of 1986, as amended, and that no gain or loss was recognized by holders of Company Common Stock as a result of the Merger. Each stockholder of the Company will have the same tax basis in his Clarion-Delaware Common Stock as he had in the Company Common Stock held by him immediately prior to the effective time of the Merger, and his holding period of the Clarion-Delaware Common Stock will include the period during which he held the corresponding Company Common Stock, provided that such corresponding Company Common Stock was held by him as a capital asset at the effective time of the Merger.

         Although it is not anticipated that state and local income tax consequences to stockholders will vary from the Federal income tax consequences described above, stockholders should consult their own tax advisors as to the effect of the Merger under state, local or foreign income tax laws.

         The Company also believes that it did not recognize gain, loss or income for Federal income tax purposes as a result of the Merger, and that Clarion-Delaware generally has succeeded, without adjustment, to the tax attributes of the Company.

                   APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

INTRODUCTION

         Stockholders of the Company who object to the terms of the Merger are entitled to certain rights under the provisions of the Nevada GCL. A PERSON HAVING A BENEFICIAL INTEREST IN THE SHARES OF THE COMPANY WHICH, HOWEVER, ARE HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD STOCKHOLDER TIMELY AND PROPERLY TO FOLLOW THE STEPS SET FORTH BELOW.

SUMMARY

         Any stockholder who desires to exercise his statutory dissenters' rights must submit within twenty (20) days of this Notice, a written demand for the payment for his shares. (Such a written demand should be directed to the Corporate Secretary of the Company at the Company's executive offices.) Stockholders who voted in favor of the Reincorporation may not exercise dissenters' rights.

         DISSENTING SHARES LOSE THEIR STATUS AS SUCH IF THE FOLLOWING OCCURS:
THE STOCKHOLDER FAILS TO TIMELY DEMAND WRITTEN PAYMENT FOR HIS SHARES.

FAIR CASH VALUE

         The stockholders of the Company who elect to exercise their statutory dissenters' rights under Nevada law and who properly and timely perfect them, by following the steps summarized above, are entitled to receive for their Company Common Stock the fair cash value of such shares within sixty (60) days after the written demand for payment for their shares is served on the Company. Such fair cash value is to be determined as of the date before the vote on the Merger Agreement, excluding any element of value arising from the expectation or the accomplishment of the Merger. Such dissenting stockholders also lose their status as stockholders and become creditors of the Company. Upon payment of the fair cash value such stockholders must transfer their shares to the Company.

         If the Company and a dissenting stockholder do not agree within sixty
(60) days of the receipt of the dissenting stockholder's written demand for payment for his shares as to the fair cash value for the shares, the stockholder may petition the district court of Clark County, Nevada to appoint appraisers to appraise the fair cash value of the dissenting stockholder's shares. The appraisers, or a majority of them, shall submit a report within the time period fixed by the court. Such report is conclusive unless opposed within ten (10) days after being filed. If opposed, the opposition shall be tried summarily and judgment will be rendered by the court. If the appraisers fail to file a report within ten (10) days or such longer period as the court may allow, the court shall determine the fair cash value.

         The costs of the action, including reasonable compensation to the appraisers is to be apportioned as the court considers fair, but if the appraised value of the shares exceeds the price offered by the Company, then the Company must pay the costs of the action. Any party may appeal the decision of the court if an appeal is made within ten (10) days after a judgment is signed.

                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      R. TOWNLEY ROSE, JR., Secretary